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                                                                     EXHIBIT 8.1
                              Form of Tax Opinion

                                                          July __, 2000

FirstCom Corporation
220 Alhambra Circle, Suite 910
Coral Gables, Florida 33134

Gentlemen:

         We have acted as counsel to FirstCom Corporation, a Texas corporation ("FirstCom"), in connection with the merger (the "Merger") of FirstCom with and into Frantis Inc., a Delaware corporation ("Frantis") which is a wholly-owned subsidiary of AT&T Latin America Corp. ("ATTL") (formerly named Kiri Inc.), pursuant to an Agreement and Plan of Merger dated as of November 1, 1999, amended as of February 1, 2000, February 22, 2000, May 10, 2000, June 15, 2000 and July 24, 2000 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meanings when used herein, unless otherwise defined herein.

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements and representations, and the performance or satisfaction as appropriate, of the covenants and conditions, contained in
(i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Joint Proxy Statement/Prospectus (Commission File No. __________, as amended, filed by FirstCom and ATTL with the Securities and Exchange Commission (the "Registration Statement")), and (iii) Representation Letters dated __________ which were provided to us by each of FirstCom and ATTL, on behalf of itself and Frantis. In addition, we assume that the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus. Any inaccuracy in any of the aforementioned statements and representations, or breach of failure of any of the aforementioned covenants or conditions, could adversely affect our opinion.

         On the basis of the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the following U.S. federal income tax consequences will occur:

                  (a) No gain or loss will be recognized by FirstCom, Frantis or ATTL as a result of the Merger, and each of such parties will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

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FirstCom Corporation
July  , 2000
Page 2

          (b) Except as provided in paragraph (e) and (f) below with respect to fractional shares and dissenter's shares, no gain or loss will be recognized by holders of FirstCom Common Stock as a result of the Merger.

          (c) The tax basis of the shares of ATTL Class A Common Stock received by a FirstCom stockholder in the Merger (including any fractional share not actually received) will equal the tax basis of the FirstCom Common Stock surrendered in exchange therefor.


          (d) The holding period of the shares of ATTL Class A Common Stock received by a FirstCom stockholder in the Merger will include the holding period of the shares of FirstCom Common Stock surrendered in exchange therefor.

          (e) A cash payment in lieu of a fractional share will be treated as if a fractional share of ATTL Class A Common Stock as the case may be, had been received in the Merger and then redeemed by ATTL. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a FirstCom stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (determined as described in paragraph (c) above) and the amount of cash received.

          (f) A cash payment received as a result of an exercise of dissenters' rights of appraisal will give rise to the recognition of taxable gain or loss, as the case may be, equal to the difference between the amount of cash received and the basis of the FirstCom Common Stock for which the cash is deemed to be payment. Such gain or loss will be capital gain or loss if the FirstCom Common Stock is held as a capital asset at the Effective Time.

          Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judiciary authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

          No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law.

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FirstCom Corporation
July 24, 2000
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the summarization of this opinion therein. This opinion is being delivered to you solely for that purpose.

                                   Very truly yours,